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Exhibit 99.3

[Letterhead of Goldman, Sachs & Co.]

October 13, 2009
Board of Directors
Liberty Media Corporation
12300 Liberty Boulevard Englewood, Colorado 80112

Re:
Amendment No. 5 to Registration Statement on Form S-4 of Liberty Entertainment, Inc. (Registration No. 333-158795), filed on October 13, 2009.

Gentlemen:

        Reference is made to our opinion letter, dated as of May 3, 2009 (the "Opinion Letter"), with respect to the fairness from a financial point of view to those holders (other than Dr. John C. Malone, Mrs. Leslie Malone, the Tracy Malone Neal Trust A dated April 30, 2002 and the Evan D. Malone Trust A dated April 30, 2002 and their respective affiliates) of the outstanding shares of Series A Liberty Entertainment common stock, par value $0.01 per share, and Series B Liberty Entertainment common stock, par value $0.01 per share, of Liberty Media Corporation (the "Company"), who receive shares of Series A common stock, par value $0.01 per share ("Series A Splitco Common Stock"), of Liberty Entertainment, Inc. ("Splitco") and Series B common stock, par value $0.01 per share, of Splitco ("Series B Splitco Common Stock," and together with Series A Splitco Common Stock, the "Splitco Common Stock") as a result of the Redemption (as defined in the Opinion Letter), taken in the aggregate, of the Splitco Exchange Ratio (as defined in the Merger Agreement) to be received for each share of Splitco Common Stock pursuant to the Agreement and Plan of Merger, dated as of May 3, 2009 (the "Merger Agreement"), by and among LMC, Splitco, the DirecTV Group, Inc. ("DTV"), DirecTV, a wholly-owned subsidiary of DTV ("Holdings"), DTVG One, Inc., a wholly-owned subsidiary of Holdings and DTVG Two, Inc., a wholly-owned subsidiary of Holdings.

        The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our Opinion Letter in the Proxy Statement/Prospectus which forms a part of the above-referenced Registration Statement.

        In that regard, we hereby consent to the reference to our Opinion Letter and our name in such Proxy Statement/Prospectus under the captions "Summary—DTV Business Combination—Reasons of the Liberty Media Board for the DTV Business Combination", "Summary—DTV Business Combination—Opinion of Financial Advisor to the Liberty Media Board", "Special Factors—Background of the Transactions—Background of the DTV Business Combination", "Special Factors—Liberty Media's Reasons for the Split-Off and the DTV Business Combination; Recommendation of the Liberty Media Board—Liberty Media's Reasons for the DTV Business Combination", "Special Factors—Opinion of Financial Advisor to Liberty Media Board", "Transaction Agreements—Agreements Relating to the DTV Business Combination—Merger Agreement—Special Meetings" and to the inclusion of the Opinion Letter in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ GOLDMAN, SACHS & CO. (GOLDMAN, SACHS & CO.)

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  Exhibit 99.3